Exhibit 10.1

[Execution Version]

CREDIT AGREEMENT

Dated as of October 5, 2009

between

MICROSEMI CORPORATION

and

BANK OF AMERICA, N.A.

TABLE OF CONTENTS

Article I.	DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	21

1.03	Accounting Terms	22

1.04	Rounding	23

1.05	References to Agreements and Laws	23

1.06	Times of Day	23

1.07	Letter of Credit Amounts	23

Article II.	THE COMMITMENT AND CREDIT EXTENSIONS	23

2.01	Loans	23

2.02	Borrowings, Conversions and Continuations of Loans	23

2.03	Letters of Credit.	25

2.04	Prepayments	30

2.05	Reduction or Termination of Commitment	30

2.06	Repayment of Loans	31

2.07	Interest	31

2.08	Fees	31

2.09	Computation of Interest and Fees	32

2.10	Evidence of Debt	32

2.11	Payments Generally	32

Article III.	TAXES, YIELD PROTECTION AND ILLEGALITY	32

3.01	Taxes	32

3.02	Illegality	33

3.03	Inability to Determine Eurodollar Rate	34

3.04	Increased Cost and Reduced Return; Capital Adequacy	34

3.05	Funding Losses	35

3.06	Requests for Compensation	35

3.07	Survival	35

Article IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	36

4.01	Conditions of Initial Credit Extension	36

4.02	Conditions to all Credit Extensions	37

i

Article V.	REPRESENTATIONS AND WARRANTIES	38

5.01	Existence, Qualification and Power; Compliance with Laws	38

5.02	Authorization; No Contravention	39

5.03	Governmental Authorization; Other Consents	39

5.04	Binding Effect	39

5.05	Financial Statements; No Material Adverse Effect	39

5.06	Litigation	40

5.07	No Default	40

5.08	Ownership of Property; Liens	40

5.09	Environmental Compliance	40

5.10	Insurance	41

5.11	Taxes	41

5.12	ERISA Compliance	41

5.13	Subsidiaries	42

5.14	Proceeds; Margin Regulations; Investment Company Act; Anti-Terrorism Laws	42

5.15	Disclosure	42

5.16	Compliance with Laws	43

5.17	Intellectual Property; Licenses, Etc	43

5.18	Solvency	43

Article VI.	AFFIRMATIVE COVENANTS	44

6.01	Financial Statements	44

6.02	Certificates; Other Information	44

6.03	Notices	45

6.04	Payment of Obligations	46

6.05	Preservation of Existence, Etc	46

6.06	Maintenance of Properties	46

6.07	Maintenance of Insurance	46

6.08	Compliance with Laws	47

6.09	Books and Records	47

6.10	Inspection Rights	47

6.11	Use of Proceeds	47

6.12	Material Subsidiaries; Pledge Agreement; Additional Guarantors	47

6.13	Further Assurances	50

6.14	Post-Closing; Additional Matters	50

Article VII.	NEGATIVE COVENANTS	50

7.01	Liens	50

7.02	Investments	52

7.03	Indebtedness	53

7.04	Fundamental Changes	55

7.05	Dispositions	56

7.06	Restricted Payments	57

7.07	Change in Nature of Business	57

7.08	Transactions with Affiliates	57

7.09	Burdensome Agreements; Negative Pledge	58

7.10	Use of Proceeds	58

7.11	Financial Covenants	59

Article VIII.	EVENTS OF DEFAULT AND REMEDIES	59

8.01	Events of Default	59

8.02	Remedies Upon Event of Default	61

8.03	Application of Funds	62

Article IX.	MISCELLANEOUS	62

9.01	Amendments; Etc	62

9.02	Notices and Other Communications; Facsimile Copies	62

9.03	No Waiver; Cumulative Remedies	63

9.04	Attorney Costs, Expenses and Taxes	63

9.05	Indemnification by the Borrower	64

9.06	Payments Set Aside	64

9.07	Successors and Assigns	65

9.08	Confidentiality	67

9.09	Set-off	67

9.10	Interest Rate Limitation	68

9.11	Counterparts	68

9.12	Integration	68

9.13	Survival of Representations and Warranties	68

9.14	Severability	69

9.15	Governing Law	69

9.16	Waiver of Jury Trial; Judicial Reference	69

9.17	USA Patriot Act Notice	70

9.18	Reinstatement	71

SCHEDULES

5.05	Supplement to Interim Financial Statements

5.13	Subsidiaries and Other Equity Investments

5.17	Intellectual Property Matters

7.01	Existing Liens

7.02	Existing Investments

7.03	Existing Indebtedness

9.02	Lending Office, Addresses for Notices

EXHIBITS
Form of

A	Loan Notice

B	Note

C	Compliance Certificate

D	Guaranty

E	Pledge Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 5, 2009 by and between MICROSEMI CORPORATION, a Delaware corporation (the “Borrower”), and BANK OF AMERICA, N.A. (the “Lender”).

The Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means any right to payment of a monetary obligation arising in the ordinary course of business and which otherwise is an account within the meaning of Section 9-102(a)(2) of the Uniform Commercial Code.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent. Notwithstanding the foregoing, in no event shall the Lender or any of its Affiliates be deemed to be an Affiliate of the Borrower.

“Agreement” means this Credit Agreement, as it may be amended, modified or restated from time to time.

“Anti-Terrorism Laws” shall mean any applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the applicable Laws comprising or implementing the Bank Secrecy Act, and the applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Rate” means (a) from the Closing Date to, but excluding, the earlier to occur of (i) the first Business Day following delivery by the Borrower to the Lender of its Compliance Certificate pursuant to Section 6.02(a) and accompanying consolidated financial statements for the Borrower’s Fiscal Period ending on or about September 30, 2010, in accordance with GAAP, or (ii) the date which is 45 days after the last day of such Fiscal Period (the “Initial Applicable Rate Calculation Date”), the following percentages per annum: (A) 0.50% for Commitment Fees,

(B) 1.50% for Base Rate Loans, and (C) 2.50% for each of Eurodollar Rate Loans and Letter of Credit Fees; and (b) from and after the Initial Applicable Rate Calculation Date, and at all times thereafter, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Base Rate Loans	Eurodollar Rate Loans Letter of Credit Fee
1	<1.00:1.00	0.40%	1.25%	2.25%
2	>1.00:1.00 but <1.5:1.00	0.40%	1.50%	2.50%
3	>1.50.100	0.50%	1.75%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following the date a Compliance Certificate is subsequently delivered.

Notwithstanding anything in the foregoing to the contrary, in the event the Borrower or the Lender determines, in good faith, that the calculation of the Consolidated Leverage Ratio on which the Applicable Rate for any particular period was determined is inaccurate and as a consequence thereof the Applicable Rate as determined based thereon was lower than it would have been had the Consolidated Leveraged Ratio been calculated accurately, (a) the Borrower shall promptly deliver to the Lender a corrected Compliance Certificate for such period (it being understood that Borrower will exercise all commercially reasonable efforts to deliver such corrected Compliance Certificate within five (5) Business Days after the Borrower discovers such inaccuracy or is otherwise notified by the Lender of such inaccuracy), deliver to the Lender a corrected Compliance Certificate for such period (and if such Compliance Certificate is not accurately restated and delivered within 20 days after the first discovery of such inaccuracy by the Borrower or such notice, as the case may be, then Pricing Level 3 shall apply retroactively for such period until such time as the corrected Compliance Certificate is delivered and, from and after the delivery of such corrected Compliance Certificate to the Lender the corrected Pricing Level shall apply for such period), (b) the Lender shall determine and notify the Borrower of the amount of interest, Commitment Fees and Letter of Credit Fees that would have been due in respect of any outstanding Obligations during such period had the Applicable Rate been determined based on an accurate Consolidated Leverage Ratio (or, to the extent applicable, Pricing Level 3 if such corrected Compliance Certificate was not timely delivered as provided herein) and (c) the Borrower shall promptly pay to the Lender the difference, if any, between that amount and the amount actually paid in respect of such period. The foregoing shall in no way limit the rights of the Lender to impose the Default Rate of interest during an Event of Default as provided herein or to exercise any other remedy available at law or as provided hereunder or under any of the other Loan Documents.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended September 28, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earlier of (a) the Maturity Date and (b) the date of termination of the Commitment.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”, and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth in the definition of “One Month LIBOR Rate” below) plus 1.50%. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash” means any funds held in any demand, time, savings, checking or other deposit account, or held in any securities account, and any cash on hand.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of three months or less from the date of acquisition issued by (i) any commercial bank organized under the laws of the United States of America or any state thereof, or any branch or agency of a foreign bank licensed to conduct business in the United States of America, in each case having combined capital and surplus of not less than $1,000,000,000 or (ii) the Lender; and (c) shares of money market mutual or similar funds whose assets are invested in investments satisfying the requirements of clause (a) or (b) of this definition, as applicable.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Services” means cash management services, including, treasury, depository, overdraft, credit or debit card, electronic funds transfer and other similar or customary cash management arrangements; provided that the investment of funds in excess of operating requirements shall not constitute Cash Management Services.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is the Lender or an Affiliate of the Lender, in its capacity as a party to such Cash Management Agreement.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Lender are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means, collectively, the Pledge Agreement, each of the consents to pledge agreements, stock powers, assignments separate from certificates, and other similar agreements and instruments delivered to the Lender in connection with this Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender.

“Commitment” means the obligation of the Lender to make Loans and L/C Credit Extensions hereunder from and including the Closing Date in an aggregate principal amount at any one time not to exceed $50,000,000, as such Commitment may be further reduced from time to time or terminated in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, (a) all cash expenditures made, directly or indirectly, during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower, plus (b) the aggregate principal amount of all Indebtedness (including all Indebtedness under capital leases) assumed or incurred (other than, specifically, any borrowing of Loans under this Agreement) in connection with any such expenditures

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income (iv) non-cash stock-based compensation expense for such period, (v) all nonrecurring cash expenses and charges, including any restructuring charges and any losses on related sales of personal and real property, not to exceed $5,000,000 in the aggregate incurred in connection with the closure of the Borrower’s Broomfield, Colorado facility for such period, (vi) all nonrecurring cash expenses and charges, including any restructuring charges and any losses on related sales of personal and real property, incurred in connection with the closure of any other operational facilities of the Borrower and its Subsidiaries for such period, which charges and expenses added back by the Borrower pursuant to this clause (vi) do not exceed $25,000,000 in the aggregate for all such closures over the term of the Loan, (vii) non-cash acquired research and development efforts that are expensed at the time of, or immediately following, acquisition for such period, (viii) all nonrecurring expenses created by contingent consideration in connection with any business combination or acquisition to the extent required to be expensed under SFAS 141R for such period, provided that the contingent consideration from any such business combination or acquisition does not exceed 25% of the “all-in” consideration (inclusive of such contingent consideration) of such acquisition, (ix) all nonrecurring transaction costs incurred or paid in connection with an acquisition of any entity or business division or line charges to the extent required to be expensed under SFAS 141R for such period, and (x) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and less (b) the sum of (A) all interest income for such period, (B) all income tax benefits included in Consolidated Net Income for such period, (C) all income created by or relating to contingent consideration in connection with any business combination or acquisition to the extent required under SFAS 141R for such period, (D) all nonrecurring income created by or relating to transaction items included in Consolidated Net Income in connection with an acquisition of any entity or business division or line charges, and (E) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated EBITDA for the period of the four prior Fiscal Periods ending on such date less (ii) Consolidated Capital Expenditures for such period to (b) the sum of (A) Consolidated Interest Charges for such period, (B) the current portion of Consolidated Long Term Indebtedness (excluding the Existing UBS Indebtedness), (C) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, and (D) cash dividends paid by the Borrower and its Subsidiaries to holders of equity interests in the Borrower during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary; provided that Consolidated Funded Indebtedness shall not include the Existing UBS Indebtedness.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP; provided that Consolidated Interest Charges with respect to the Existing UBS Indebtedness shall be excluded.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four Fiscal Periods most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

“Consolidated Liquidity Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis and without duplication, the ratio of (a) Total Unrestricted Cash and Cash Equivalents plus Total Accounts Receivable, to (b) Total Current Liabilities plus Consolidated Senior Funded Indebtedness.

“Consolidated Long Term Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, Indebtedness obligations that are due and payable more than one year after issuance and which are not shown on the balance sheet as current liabilities, determined in accordance with GAAP on a consolidated basis; provided that Consolidated Long Term Indebtedness shall not include the Existing UBS Indebtedness.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Senior Funded Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness other than Subordinated Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a borrowing of a Loan and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) in the case of Loans, an interest rate equal to the interest rate then applicable to such Loan plus two percent (2.0%) per annum and (b) in the case of other Obligations, an interest rate equal to the sum of (i) the Base Rate plus (ii) the Applicable Rate then applicable to Base Rate Loans plus (iii) two percent (2.0%) per annum, in each case to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning specified in Section 9.07(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum (rounded upwards, as necessary, to the nearest 1/16th of one percent (0.0625%)) equal to the rate determined by the Lender to be the offered rate that appears on the page of the screen (of any service (including Bloomberg, Reuters or Thomson Financial) selected by the Lender that has been nominated by the British Bankers Association as an authorized information vendor for the purpose of displaying such rates) that displays an average British Bankers Association “Interest Settlement Rate” for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) is not available, the rate per annum determined by the Lender as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places and rounded upwards, as necessary, to the nearest 1/16 of one percent (0.0625%)) in effect on such day applicable to the Lender under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Existing UBS Credit Agreement” means that certain Credit Line Agreement and related agreements dated as of January 26, 2009 among Borrower and UBS, pursuant to which UBS made a loan of money to the Borrower in the approximate amount of $46,500,000 in respect of UBS’s agreement to provide liquidity support for auction rate securities purchased by the Borrower, and granted to the Borrower a “put” right entitling the Borrower to “put” all of such auction rate securities to UBS in satisfaction of such loan obligations (such “put” right to commence on June 30, 2010).

“Existing UBS Indebtedness” means the Indebtedness of the Borrower to UBS under the Existing UBS Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Fee Letter” means the letter agreement dated September 29, 2009 between the Borrower and the Lender relating to the payment of fees.

“Fiscal Period” means a fiscal quarter of the Borrower in accordance with GAAP.

“Fiscal Year” means the twelve month fiscal period of the Borrower ending on a Sunday on or about September 30th of each year.

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means any Subsidiary of the Borrower that executes and delivers a counterpart to the Guaranty on the Closing Date or from time to time thereafter pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender, substantially in the form of Exhibit D.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than trade or other accounts payable in the ordinary course of business);

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, commencing with the first such Interest Period to occur after the Closing Date, and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, commencing with the first such Business Day to occur after the Closing Date, and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under all Letters of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, any Note, the Fee Letter, the Guaranty, the Collateral Documents and each other document or instrument now or hereafter executed and delivered by a Loan Party to the Lender in connection with, pursuant or relating to, this Agreement, including, without limitation, any Letter of Credit and Letter of Credit Application.

“Loan Notice” means a notice of (a) a borrowing of a Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of a Eurodollar Rate Loan as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means, as at any date of determination, (a) any Domestic Subsidiary listed on Part (c) of Schedule 5.13, and (b) each other Domestic Subsidiary (other than PowerDsine) (i) whose total assets equals or exceeds 5.0% of the consolidated total assets (after intercompany eliminations) of the Borrower and its Subsidiaries or (ii) whose revenue for the period of four Fiscal Periods most recently ended exceeds 5.0% of the revenue (after intercompany eliminations) for the period of four Fiscal Periods most recently ended of such Fiscal Period of Borrower and its Subsidiaries, in each case calculated on a consolidated basis in accordance with GAAP, as determined by the Lender in its reasonable discretion. Each determination under clause (b) of the preceding sentence shall be made (A) for each new Domestic Subsidiary acquired after the Closing Date in connection with an acquisition permitted under Section 7.02, (1) as of the date of acquisition thereof by the Borrower or any Subsidiary on a pro forma basis taking to account the consummation of such new Domestic Subsidiary, and (2) thereafter annually as of the date of delivery to the Lender pursuant to Section 6.01(a) of the audited consolidated financial statements of the Borrower and its Subsidiaries for the most recently completed Fiscal Year, and (B) for each other Domestic Subsidiary not listed on Part (c) of Schedule 5.13 and either existing as of the Closing Date or formed by the Borrower as a Domestic Subsidiary after the Closing Date, annually as of the date of delivery to the Lender pursuant to Section 6.01(a) of the audited consolidated financial statements of the Borrower and its Subsidiaries for the most recently completed Fiscal Year.

“Material Foreign Subsidiary” means, as at any date of determination, (a) any Foreign Subsidiary listed on Part (d) of Schedule 5.13, and (b) each other Foreign Subsidiary of the Borrower or a Guarantor (i) which satisfies either of the following tests: (1) such Foreign Subsidiary’s total assets (after intercompany eliminations) exceeds 5.0% of consolidated total assets of the Borrower and its Subsidiaries or (2) such Foreign Subsidiary’s revenue for the period of four Fiscal Periods most recently ended exceeds 5.0% of the revenue (after intercompany eliminations) for the period of four Fiscal Periods most recently ended of such Fiscal Period of Borrower and its Subsidiaries, in each case calculated on a consolidated basis in accordance with GAAP, and (ii) as to which a deemed dividend of profits pursuant to IRC 956 would not result in a material adverse tax consequence; in each case, as determined by the Borrower and confirmed by the Lender in its reasonable discretion. Each determination under clause (b) of the preceding sentence shall be made (A) for each new Foreign Subsidiary acquired after the Closing Date in connection with an acquisition permitted under Section 7.02, (1) as of the date of acquisition thereof by the Borrower or any Subsidiary on a pro forma basis taking to account the consummation of such new Foreign Subsidiary, and (2) thereafter annually as of the date of delivery to the Lender pursuant to Section 6.01(a) of the audited consolidated financial statements of the Borrower and its Subsidiaries for the most recently completed Fiscal Year, and (B) for each other Foreign Subsidiary not listed on Part (c) of Schedule 5.13 and either existing as of the Closing Date or formed by the Borrower as a Foreign Subsidiary after the Closing Date, annually as of the date of delivery to the Lender pursuant to Section 6.01(a) of the audited consolidated financial statements of the Borrower and its Subsidiaries for the most recently completed Fiscal Year.

“Maturity Date” means October 5, 2012.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or under or in respect of any Swap Contracts and/or Secured Cash Management Agreements entered into with the Lender and/or one or more Affiliates of the Lender as counterparty, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“One Month LIBOR Rate” means, as used in the definition of “Base Rate”, with respect to any interest rate calculation for a Loan or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16th of one percent (0.0625%)) of (i) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters LIBOR page 1, or if not reported by Reuters, as reported by any service selected by the Lender two business days prior to the applicable day (provided that if such day is not a Business Day for which a LIBOR Rate is quoted, the next preceding Business Day for which a LIBOR Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (ii) one minus the Eurodollar Reserve Percentage in effect on such day. If for any reason rates are not available as provided in clause (i) of the preceding sentence, the rate to be used in clause (i) shall be, at the Lender’s discretion (in each case, rounded upward if necessary to the nearest one-sixteenth (1/16) of one percent (0.0625%)), (1) the rate per annum at which Dollar deposits are offered to the Lender in the London interbank eurodollar currency market or (2) the rate at which Dollar deposits are offered to or by the Lender’s London Branch to major banks in any offshore interbank eurodollar market selected by the Lender, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to the Lender in the London interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to the Lender in the London interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term. Each determination by the Lender pursuant to this definition shall be conclusive absent manifest error.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 9.07(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means one or more acquisitions by the Borrower or any Subsidiary of all or substantially all of the equity or assets of any Person, or the acquisition of such Person by one or more Borrowers in any transaction of merger or consolidation, provided that:

(a) such acquisition is undertaken and consummated in accordance and in compliance, in all material respects, with all applicable Laws (including all applicable authorizations, permits and approvals of Governmental Authorities) and all applicable material agreements;

(b) no Default or Event of Default has occurred and is continuing on the date of, or will result after giving effect to, such acquisition;

(c) in connection with such acquisition, the Borrower has obtained and delivered to the Lender the prior, effective written consent to such acquisition as duly adopted by the board of directors or equivalent governing body of the Person or business so acquired (the “Acquiree”);

(d) the Acquiree (or the business unit or division of Acquiree to be acquired) shall be engaged in the same business as Borrower or the Subsidiary of Borrower proposing to effect such Acquisition or in a Related Business;

(e) the aggregate cash consideration (including all deferred debt or earn-out obligations) to be paid by Borrower and any Subsidiary thereof (whether in one or a series of transactions) for any such acquisition does not exceed $35,000,000, and does not exceed $35,000,000 in the aggregate for all such acquisitions consummated after the Closing Date over the term of the Loan; provided that the amounts set forth in this clause (e) may be reset as provided in, and subject to the conditions of, Section 7.02(g); and

(f) upon the closing of such Acquisition, a Responsible Officer of Borrower shall deliver a certificate to the Lender (i) to the effect that each of clauses (a) through (e), inclusive, of this definition has been satisfied and (ii) detailing pro forma compliance with all financial covenants set forth in Section 7.11 for each of the four consecutive Fiscal Periods following the consummation of such acquisition.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement made by the Borrower and the Guarantors (as applicable), as pledgors, in favor of the Lender, substantially in the form of Exhibit E.

“Pledged Domestic Subsidiary” has the meaning specified in Section 6.12(a).

“Pledged Foreign Subsidiary” has the meaning specified in Section 6.12(c).

“Pledged Subsidiaries” means, collectively, the Pledged Domestic Subsidiaries and the Pledged Foreign Subsidiaries.

“PowerDsine” means PowerDsine, Inc., a New York corporation.

“Related Business” shall mean any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of Borrower and its Subsidiaries on the Closing Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a borrowing, conversion or continuation of a Loan, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other such equity interest or of any option, warrant or other right to acquire any such capital stock or other such equity interest.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including contingent liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code; (b) the fair valuation of the property of such Person is not less than the aggregate amount that will be required to pay the probable liability of such Person on its then existing debts (including Guarantees and other contingent obligations) as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction for which such Person’s property would constitute unreasonably small capital.

“Subordinated Indebtedness” means, as of any date of determination, Indebtedness that is in any manner subordinated in right of payment or security in any respect to Indebtedness evidenced by the Loan Documents, which subordination provisions are in form and substance reasonably acceptable to the Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means $1,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Accounts Receivable” means the aggregate amount of all Accounts of the Borrower and its Subsidiaries not subject to any Lien to the extent that (a) each is not aged more than 90 days from the applicable original payment due date, (b) each is not subject to any defense, offset, counterclaim or other right to avoid or reduce the liability thereunder in favor of the applicable account debtor, (c) the account debtor in respect thereof is not subject to a proceeding under any Debtor Relief Law or made an assignment for the benefit of creditors, and (d) the account debtor in respect thereof is not a Loan Party or an officer, shareholder, director, employee or Affiliate thereof.

“Total Current Liabilities” means current liabilities of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, excluding the Existing UBS Indebtedness.

“Total Unrestricted Cash and Cash Equivalents” means the aggregate amount of all Cash and Cash Equivalents (determined based on the current value thereof) held by the Borrower or any of its Subsidiaries that is (a) freely withdrawable (in the case of any Cash) or transferable or saleable (in the case of Cash Equivalents); (b) not subject to any Lien and (without limiting the foregoing) not in escrow or constituting a sinking fund or otherwise dedicated to a specific purpose or subject to any other restrictions on use, excluding any Liens existing solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; (c) denominated and payable in freely transferable and freely convertible currency; and (d) capable of being remitted to the Borrower (or any Subsidiary thereof) in the United States.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UBS” means, collectively, UBS Bank USA and UBS Financial Services Inc.

“Unasserted Obligations” means, at any time, indemnity obligations under the Loan Documents that are not then due and payable or for which no events or claims that would give rise thereto are pending.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Uninsured Liabilities” shall mean any losses, damages, costs, expenses and/or, liabilities (including any losses, damages, costs, expenses or liabilities resulting from property damage or casualty, general liability, workers’ compensation claims and business interruption) incurred by the Borrower or any Subsidiary which are not covered by insurance, but with respect to which insurance coverage is commercially available in the ordinary course of business to Persons engaged in the same or similar business as the Borrower and its Subsidiaries.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II. THE COMMITMENT AND CREDIT EXTENSIONS

2.01 Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 10:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of a Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any borrowing of a Base Rate Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of the Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of, conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing, a conversion of a Loan from one Type to the other, or a continuation of a Eurodollar Rate Loan, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made as, or converted to, a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Borrower requests a borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the proceeds of each Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower; provided, however, that if on the date of the Loan Notice with respect to such borrowing is given there are drawings under Letters of Credit that have not been reimbursed by the Borrower, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such unreimbursed drawings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loan may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for a Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. At any time that a Base Rate Loan is outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drafts under the Letters of Credit; provided that the Lender shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, (y) the Total Outstandings would exceed the Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Lender shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D) the issuance of such Letter of Credit would violate one or more policies of the Lender; or

(E) such Letter of Credit is in an initial amount less than $100,000, or is to be denominated in a currency other than Dollars.

(iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Lender not later than 10:00 a.m., at least two Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may reasonably require.

(ii) Upon the Lender’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender’s usual and customary business practices.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lender shall, subject to the terms and conditions set forth herein, permit the renewal of such Letter of Credit to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Lender shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if it has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. Not later than 10:00 a.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Lender, the Borrower shall be deemed to have requested a borrowing of a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the amount of such unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).

(ii) If the Borrower fails to reimburse the Lender for any drawing under any Letter of Credit (whether by means of a borrowing or otherwise), such unreimbursed amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d) Obligations Absolute.

The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e) Role of Lender.

The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Lender and its Affiliates, nor any of the respective correspondents, participants or assignees of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral.

Upon the request of the Lender, (i) if the Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the applicable Honor Date, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the applicable Honor Date or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances or an irrevocable letter of credit from an issuer satisfactory to the Lender pursuant to documentation in form and substance reasonably satisfactory to the Lender. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

(g) Applicability of ISP98 and UCP.

Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, (i) the rules (exclusive of Rule 3.14 thereof) of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees.

The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) multiplied by the Applicable Rate for Letter of Credit Fees then in effect. Such Letter of Credit Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day after the end of each March, June, September and December (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Documentary and Processing Charges Payable to Lender.

The Borrower shall pay to the Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Letter of Credit Application.

In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Prepayments.

(a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Loan, and (B) on the date of prepayment of a Base Rate Loan; (ii) any prepayment of a Eurodollar Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of a Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loan(s) to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b) If for any reason the Total Outstandings at any time exceed the Commitment then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Commitment then in effect.

2.05 Reduction or Termination of Commitment.

(a) The Borrower may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 10:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment, and (iv) if, after giving effect to any reduction of the Commitment, the Letter of Credit Sublimit exceeds the amount of the Commitment, such Sublimit shall be automatically reduced by the amount of such excess. All commitment and Letter of Credit Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

(b) If not terminated earlier pursuant to the terms of this Agreement, the Commitment of the Lender hereunder shall terminate in its entirety on the Maturity Date.

2.06 Repayment of Loans.

The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, at the election of the Lender, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) Commitment Fee. The Borrower shall pay to the Lender a commitment fee equal to the Applicable Rate multiplied by the actual daily amount by which the Commitment exceeds the Total Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Lender additional fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10 Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, Type, amount and maturity of each Loan and payments with respect thereto.

2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

3.02 Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base

Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

3.03 Inability to Determine Eurodollar Rate.

If the Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or issuing Letters of Credit, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, in each case after the date of this Agreement, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

(c) Notwithstanding the preceding clauses (a) and (b), the Lender shall not be entitled to avail itself of the benefit of this Section 3.04 to the extent that any such increased cost or reduction incurred was more than 180 days prior to the time it gives notice to the Borrower of the relevant circumstance, unless such circumstance arose or became applicable retroactively, in which case such 180 day period shall be extended to include the entire period of such retroactive application, so long as the Lender has given such notice no later than one (1) year from the time such circumstance became known to the Lender.

3.05 Funding Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Requests for Compensation.

A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

(i) executed counterparts of this Agreement, the Fee Letter, the Guaranty and the Pledge Agreement, sufficient in number for distribution to the Lender and the Borrower;

(ii) if requested by the Lender, a Note executed by the Borrower;

(iii) original certificates, if applicable, representing the equity interests of the Pledged Subsidiaries under the Pledge Agreement, and undated assignments separate from certificate, executed in blank, relating to such original certificates;

(iv) evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge Agreement that the Lender may deem necessary or desirable in order to perfect the Liens created thereby,

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) completed requests for information as the Lender may reasonably require, dated on or before the date hereof, listing all effective financing statements or other Liens filed in the jurisdictions referred to in clause (vi) above that show any Loan Party as debtor, together with copies of such other financing statements and other Liens;

(viii) a favorable opinion of O’Melveny & Myers LLP, counsel to the Loan Parties, addressed to the Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied; and (B) that there has been no event or circumstance since June 28, 2009 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xii) [Intentionally omitted]; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b) Any fees required to be paid on or before the Closing Date as set forth in the fee Letter shall have been paid.

(c) The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(d) [Intentionally omitted.]

(e) The Closing Date shall have occurred on or before October 5, 2009.

4.02 Conditions to all Credit Extensions.

The obligation of the Lender to make any Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained:

(i) in this Agreement (including Article V), the Guaranty or the Pledge Agreement shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and

(ii) in any other Loan Document, or which are contained in any other document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided that to the extent any such representation or warranty is already qualified as to “materiality” or words to similar effect, the materiality qualifier of this clause (ii) shall be deemed not to apply) on and as of the date of such Credit Extension, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case it shall be deemed to be made as of such earlier specified date.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c) There has not occurred since June 28, 2009, any event or circumstance that either individually or in the aggregate has resulted in or could reasonably be expected to result in a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

(d) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof, and such Request for Credit Extension shall also certify that the Consolidated Leverage Ratio, determined on a pro forma basis after giving effect to the Credit Extension so requested, will be equal to or less than 2:00 to 1:00. For purposes of calculating the Consolidated Leverage Ratio in connection with a request for any such Credit Extension, (i) the Consolidated Funded Indebtedness shall be determined as of the date of such Credit Extension after giving effect on a pro forma basis to such Credit Extension and (ii) the Consolidated EBITDA shall be determined as of the last Fiscal Period for which financial statements have been delivered.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a Eurodollar Rate Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a) is a corporation, partnership or limited liability company, as applicable, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, partnership or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (a), (b) or (c), to the extent that any such contravention, conflict or violation, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

As of the Closing Date, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings, notices and other actions required in connection with the enforcement of the Loan Documents.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness that, in any such case, is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated June 28, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Period ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness that in any such case, is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries.

(c) Since June 28, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the credit transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance.

The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies reasonably acceptable to the Lender and not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect.

5.11 Taxes.

The Borrower and its Subsidiaries have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries.

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14 Proceeds; Margin Regulations; Investment Company Act; Anti-Terrorism Laws.

(a) The Borrower will use the proceeds of the Credit Extensions in conformance with the provisions set forth in Sections 6.11 and 7.10.

(b) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(c) The Borrower is not, and is not required to be registered as, an “investment company” under the Investment Company Act of 1940.

(d) (i) Neither Borrower nor any of its Subsidiaries or Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; (ii) neither Borrower nor any of its Subsidiaries or Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the Loans or Letters of Credit or other transactions contemplated hereunder or under any of the other Loan Documents is any of the following (each a “Blocked Person”): (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;(B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (C) a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (E) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (F) a Person or entity who is affiliated or associated with a Person or entity listed above; (iii) neither Borrower or any of its Subsidiaries or Affiliates has engaged in any business or activity prohibited by the Trading with the Enemy Act.

5.15 Disclosure.

The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished

(whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, except to the extent that could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency.

The Borrower is Solvent and the Borrower and its Subsidiaries, taken together on a consolidated basis, are Solvent.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than Unasserted Obligations), or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing or otherwise reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Periods of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Period, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Period and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Period of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; provided that: (i) if the Lender so requests, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Lender.

6.03 Notices.

Promptly notify the Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following that has resulted or could reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Except as otherwise permitted hereunder, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, in all material respects, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities in all material respects.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies reasonably acceptable to the Lender and not Affiliates of the Borrower, insurance in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect.

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and

(b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights.

Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.

Use the proceeds of the Credit Extensions only to finance working capital, capital expenditures and Permitted Acquisitions, and for other lawful corporate uses; provided that notwithstanding the foregoing, the Borrower may not use the proceeds of the Credit Extensions in contravention of any Law or the restrictive provisions of any Loan Document.

6.12 Material Subsidiaries; Pledge Agreement; Additional Guarantors.

(a) Pledge, and cause each Material Domestic Subsidiary to pledge, pursuant the Pledge Agreement, 100% of the issued and outstanding equity interests of each Material Domestic Subsidiary held by the Borrower or such Material Domestic Subsidiary (for purposes hereof, such Person, a “Pledged Domestic Subsidiary”), and in each case, promptly do so (and in any event within 30 days) after the creation or acquisition of such Material Domestic Subsidiary, or after any Person becomes a Material Domestic Subsidiary pursuant to Section 6.12(b).

(b) Notify the Lender at the time that any Person becomes a Material Domestic Subsidiary (as contemplated by clause (b) and the last sentence of such definition), and promptly thereafter (and in any event within 30 days):

(i) cause such Material Domestic Subsidiary to become a Guarantor under the Guaranty by executing and delivering to and in favor of the Lender a counterpart of the Guaranty; and

(ii) (A) if the direct parent of such Material Domestic Subsidiary is not the Borrower or an existing Guarantor and is a Domestic Subsidiary, cause such direct parent to become a Guarantor under the Guaranty by executing and delivering to and in favor of the Lender a counterpart of the Guaranty, or (B) if the direct parent of such Material Domestic Subsidiary is not the Borrower or an existing Guarantor and is a Foreign Subsidiary, cause the nearest indirect domestic parent of such Material Foreign Subsidiary, if such domestic parent is not the Borrower or an existing Guarantor, to become a Guarantor under the Guaranty by executing and delivering to and in favor of the Lender a counterpart of the Guaranty; and

(iii) if the direct parent of such Material Domestic Subsidiary is a Domestic Subsidiary and the equity interests of such Material Domestic Subsidiary have not been pledged, cause 100% of the issued and outstanding equity interests of such Material Domestic Subsidiary to be pledged by its direct parent under the Pledge Agreement; and

(iv) cause such Material Domestic Subsidiary and its direct parent to (A) execute and deliver such other documents as the Lender shall deem reasonably necessary or advisable for such purposes described in the preceding clauses (i), (ii) and (iii), (B) execute and deliver all other agreements, documents, instruments and certificates required by applicable Law or reasonably deemed necessary or advisable by the Lender in connection herewith, and (C) deliver to the Lender documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i), (ii) and (iii) hereof); all in form, content and scope reasonably satisfactory to the Lender.

(c) Notify the Lender at the time that any Person becomes a Material Foreign Subsidiary (as contemplated by clause (b) and the last sentence of such definition), and promptly thereafter (and in any event within 30 days):

(i) cause such Material Foreign Subsidiary to become a Pledged Foreign Subsidiary (as defined below), provided, however, that if the direct parent of such Material Foreign Subsidiary is a Foreign Subsidiary, then the Borrower shall cause the nearest indirect domestic parent of such Material Foreign Subsidiary (which may be the Borrower or a Domestic Subsidiary) to (A) pledge 66% of the issued and outstanding voting interests and 100% of the non-voting equity interests of the Foreign Subsidiary directly owned by such domestic parent under the Pledge Agreement as a Pledged Foreign Subsidiary, and (B) become a Guarantor by concurrently executing and delivering to and in favor of the Lender a counterpart of the Guaranty if such domestic parent is not the Borrower or already a Guarantor (for purposes hereof, a “Pledged Foreign Subsidiary” shall mean a Foreign Subsidiary whose direct or indirect domestic parent has pledged 66% of the issued and outstanding voting equity interests, and 100% of the non-voting equity interests, of the relevant Foreign Subsidiary in favor of the Lender pursuant to the Pledge Agreement, as provided under this subclause (i)); and

(ii) cause such direct or indirect parent of such Material Foreign Subsidiary, as the case may be, to (A) execute and deliver such other documents as the Lender shall deem reasonably necessary or advisable for such purposes described in the preceding clause (i), (B) execute and deliver all other agreements, documents, instruments and certificates required by applicable Law or reasonably deemed necessary or advisable by the Lender in connection therewith, and (C) deliver to the Lender documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) hereof), all in form, content and scope reasonably satisfactory to the Lender.

(d) Notwithstanding the preceding clauses (a) through (c), the Borrower agrees that to the extent that the aggregate annual revenues, as measured on a trailing four Fiscal Period basis based on the most recent financial statements required to have been delivered to the Borrower pursuant to Section 6.01, of the Borrower and the Subsidiaries who collectively are Guarantors and Pledged Foreign Subsidiaries does not equal or exceed 85% of the aggregate annual revenues for such period of the Borrower’s consolidated Subsidiaries, then the Borrower shall cause (i) one or more non-Material Domestic Subsidiaries to become Guarantors under the Guaranty in accordance with this Section 6.12 and/or (ii) one or more Foreign Subsidiaries to become Pledged Foreign Subsidiaries in accordance with this Section 6.12, such that the aggregate annual revenues, as measured on a trailing four Fiscal Period basis based on the most recent financial statement required to have been delivered to the Borrower pursuant to Section 6.01, of the Borrower and all Subsidiaries who collectively are Guarantors and Pledged Foreign Subsidiaries equals or exceeds 85% of the aggregate annual revenues for such period of the Borrower’s consolidated Subsidiaries.

(e) For the avoidance of doubt, the Borrower may at any time (i) cause any Subsidiary (even if it is not a Material Domestic Subsidiary) to execute a counterpart to the Guaranty and become a Guarantor in accordance with the procedures of this Section 6.12 or (ii) pledge the stock, or cause any Pledged Subsidiary to pledge the stock, of any Subsidiary (even if it is not a Material Domestic Subsidiary or a Material Foreign Subsidiary) in accordance with the procedures of this Section 6.12, at which time such Subsidiary shall become a Pledged Subsidiary hereunder.

6.13 Further Assurances.

Promptly upon reasonable request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.14 Post-Closing; Additional Matters.

(a) Within one year after the Closing Date, transfer to the Lender and Affiliates of the Lender, its and its Subsidiaries’ primary depository and operating accounts, and primary Cash Management Services, to the extent located within the United States or within any foreign country (provided, that in the case of a foreign country, only to the extent the Lender is reasonably able to provide such accounts and Cash Management Services at competitive rates), and thereafter maintain, at all times, such accounts and Cash Management Services arrangements with such Lender and Affiliates of the Lender.

(b) As soon as practical, and in any event no later than 30 days after the Closing Date, deliver to the Lender a copy of the amended organizational documents of the Borrower’s Subsidiary, Microsemi Corp. - International (“MSC International”), certified by the Cayman Island Registrar of Companies, which amended organizational documents shall (i) be in full force and effect, (ii) have removed certain restrictive provisions affecting the Borrower’s pledge of shares in MSC International under the Pledge Agreement, and (iii) otherwise be satisfactory, in form and substance, to the Lender in its reasonable discretion.

ARTICLE VII. NEGATIVE COVENANTS

So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than Unasserted Obligations), or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens imposed by laws, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Sections 7.03(e) and 7.03(i); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(k) precautionary financing statement filings regarding operating leases;

(l) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(m) licenses (with respect to IP Rights) granted to other Persons that do not interfere in any material respect with the conduct of the business of the Borrower or any of its Subsidiaries;

(n) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; and

(o) other Liens securing Indebtedness not at any time exceeding $5,000,000 in the aggregate.

7.02 Investments.

Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) Investments existing on the date hereof and listed on Schedule 7.02;

(c) Investments consisting of those certain auction rate securities held by the Borrower and subject to the “put” arrangement under the Existing UBS Credit Agreement;

(d) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(e) Investments of the Borrower in any Guarantor or Pledged Subsidiary, and Investments of any Guarantor or Pledged Subsidiary in the Borrower or in any other Guarantor or Pledged Subsidiary;

(f) Investments of the Borrower, any Guarantor or any Pledged Subsidiary in a Subsidiary that is not a Guarantor or Pledged Subsidiary in an aggregate amount not to exceed $75,000,000, inclusive of all Investments consisting of loans or advances made from the Borrower, any Guarantor or any Pledged Subsidiary to a Subsidiary that is not a Guarantor or Pledged Subsidiary which are outstanding as of the Closing Date;

(g) Permitted Acquisitions (it being understood that the Lender shall have the right, in its sole discretion, to give written consent to an acquisition, at the time of such acquisition, by the Borrower and its Subsidiaries which would otherwise qualify as a Permitted Acquisition except that such acquisition would exceed the aggregate cash purchase consideration limitation set forth in clause (e) of “Permitted Acquisition”, and thereby allow such aggregate limitation to reset to the full amount set forth in clause (e), provided, however, that such understanding shall not constitute an agreement by the Lender to give such consent to any such acquisition);

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Investments in respect of Swap Contracts and related transactions as permitted by Section 7.03(d);

(j) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(k) Investments constituting deposits made in connection with the performance of leases or the purchase of goods or services in the ordinary course of business;

(l) Investments received in connection with the Disposition of any assets permitted by Section 7.05;

(m) Guarantees permitted by Section 7.03; and

(n) other Investments not exceeding $5,000,000 in the aggregate in any Fiscal Year of the Borrower.

7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness or other obligations otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of any Person that becomes a Subsidiary after the hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(f) Indebtedness owed to any Person (including obligations in respect to letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(g) unsecured Subordinated Indebtedness, provided that, at the time of issuance thereof, no Event of Default has occurred and is continuing or would result from the incurrence of such Subordinated Indebtedness, and that the incurrence of such Subordinated Indebtedness would not violate any financial covenant set forth in Section 7.11 on a pro forma basis after taking into account the funding of such Subordinated Indebtedness;

(h) Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 8.01(h);

(i) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000; and

(j) any deposit to secure the performance of bids, trade contracts or leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(l) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m) Indebtedness of Borrower or any Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses;

(n) Intercompany Indebtedness from a Loan Party to another Loan Party or to a Subsidiary that is not a Loan Party, in each case as permitted by Section 7.02; and

(o) other unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

7.04 Fundamental Changes.

(a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(i) any Subsidiary may merge with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Subsidiaries, provided that (X) when any Guarantor is merging with another Subsidiary that is not a Guarantor, the Guarantor shall be the continuing or surviving Person, and (Y) when any Pledged Subsidiary is merging with another Subsidiary that is not a Borrower, Guarantor or Pledged Subsidiary, then such Pledged Subsidiary shall be the continuing or surviving Person;

(ii) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is (A) a Guarantor, then the transferee must either be the Borrower or a Guarantor, or (B) a Pledged Subsidiary that is not a Guarantor, then the transferee must either be the Borrower, a Guarantor or another Pledged Subsidiary; and

(iii) the Borrower or any Subsidiary may merge with another Person in connection with a Permitted Acquisition; provided that, in the case of any merger involving the Borrower, the Borrower shall be the continuing or surviving Person; provided further that, in the case of any merger (other than a merger involving the Borrower) involving a Guarantor, the Guarantor shall be the surviving Person or the surviving Person will become a Guarantor in connection with such Permitted Acquisition; and provided further that, in the case of any merger (other than a merger involving the Borrower or a Guarantor) involving a Pledged Subsidiary, the Pledged Subsidiary shall be the surviving Person or the surviving Person will become a Pledged Subsidiary in connection with such Permitted Acquisition;

(iv) the Borrower or any Subsidiary may Dispose of its real property owned in fee as permitted by Section 7.05.

(b) Acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person (whether by stock purchase or otherwise), except that:

(i) so long as no Default or Event of Default exists or would result therefrom, the Borrower may consummate any Permitted Acquisition;

(ii) the Borrower and/or any Subsidiary may make Investments to the extent permitted by Section 7.02; and

(iii) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary of any Borrower that has complied with Section 7.04(c) may acquire by purchase or otherwise all or any substantial part of the business or assets of any other Subsidiary of any Borrower that has complied with Section 7.04(c).

(c) Form or acquire (or cause or permit the formation or acquisition of) any Subsidiary, unless concurrent with such formation or acquisition, whether or not such transaction constitutes a Permitted Acquisition, the Borrower shall, and shall cause such Subsidiary to comply with the applicable requirements of Section 6.12.

7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired;

(b) Dispositions of inventory in the ordinary course of business;

(c) the Borrower or any Subsidiary may Dispose of owned or leased vehicles in the ordinary course of business;

(d) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(f) Dispositions, mergers and consolidations permitted by Section 7.04;

(g) Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary, taken as a whole;

(h) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(i) one-time Dispositions of the properties currently located at, or comprising, the Borrower’s Broomfield, Colorado facility for fair market value, not to exceed $5,000,000 in the aggregate for all such Dispositions;

(j) Dispositions of real property owned in fee by the Borrower and its Subsidiaries for fair market value not to exceed $15,000,000 in the aggregate for all such Dispositions from the Closing Date; and

(k) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) in any Fiscal Year shall not exceed $5,000,000, and (iii) any such Dispositions shall be for fair market value.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) provided that no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d) provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii), after taking into account such dividend, purchase, redemption or other acquisition, as applicable, the Consolidated Leverage Ratio, as measured on a pro forma basis as of such date of declaration, payment, purchase, redemption or other acquisition, as applicable, would not exceed 1.75:1.00, the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or any Related Business.

7.08 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except (i) transactions between or among the Borrower and any of its wholly owned

Subsidiaries, (ii) loans or advances to employees permitted under Section 7.02(c), (iii) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any Subsidiary in the ordinary course of business, (iv) (A) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors and (B) any repurchases of any issuances, awards or grants issued pursuant to clause (A), in each case, to the extent permitted by Section 7.06, (v) employment arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof, and (vi) any Restricted Payment permitted by Section 7.06.

7.09 Burdensome Agreements; Negative Pledge.

(a) Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (i) limits the ability (A) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (B) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (C) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder.

(b) Create, incur, permit, assume or suffer to exist any Lien upon any of the property or assets of the Borrower or any Subsidiary, or any income, revenue or profits from any such property or assets, whether now owned or hereafter acquired, other than Liens permitted under Section 7.1; provided that the foregoing shall not apply to (i) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) customary provisions in leases and other contracts restricting the assignment thereof.

7.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or in violation of Section 6.11.

7.11 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any Fiscal Period to be greater than 2.00:1.00.

(b) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Period of the Borrower to be less than 3.00:1.00.

(c) Minimum Consolidated Liquidity Ratio. Permit the Consolidated Liquidity Ratio as of the last day of each Fiscal Period to be less than 1.50:1.00.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. (i) Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein (including Article V), or in the Guaranty or Pledge Agreement, shall not be true and correct when made or deemed made; (ii) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party in any other Loan Document, or in any other document delivered in connection herewith or therewith, shall not be true and correct, in any material respect (provided that to the extent any such representation, warranty or certification is already qualified by “materiality” or words to such effect, the materiality qualifier of this clause (ii) shall be deemed not to apply), when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA

Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, (ii) any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on (A) 100% of the issued and outstanding equity interests of a Domestic Subsidiary pledged under the Pledge Agreement, and (B) 66% of the issued and outstanding voting equity interests, and 100% of the non-voting equity interests, of a Foreign Subsidiary pledged under the Pledge Agreement; or

(k) Change of Control. There occurs any Change of Control with respect to the Borrower, or Borrower fails to own, directly or indirectly, 100% of the equity interests of any Subsidiary other than PowerDsine.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise all rights and remedies, legal, equitable or otherwise, available to it under the Loan Documents or applicable law, and all rights and remedies will be cumulative in nature;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX. MISCELLANEOUS

9.01 Amendments; Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Sections 6.01 and 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not be available to the extent such licenses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

9.03 No Waiver; Cumulative Remedies.

No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04 Attorney Costs, Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Lender for all reasonable costs and expenses incurred in connection with the development, due diligence, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and documentary, transfer or other similar taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section 9.04 shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

9.05 Indemnification by the Borrower.

Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section 9.05 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.06 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section 9.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 9.07(and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section 9.07 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment, the Loans and L/C Obligations at the time owing to it) in a minimum amount of $5,000,000 (provided, that no minimum shall apply (i) to any assignment to an Affiliate of the Lender or an Approved Fund or (ii) if such assignment an assignment is of all the entire remaining Commitment of the Lender and all Loans then owed to the Lender) pursuant to documentation acceptable to the Lender and the assignee, it being understood and agreed that with respect to any Letters of Credit outstanding at the time of any such assignment, the Lender may sell to the assignee a ratable participation in such Letters of Credit. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and shall continue to have all of the rights provided hereunder to the Lender in its capacity as issuer of any Letters of Credit outstanding at the time of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c) An assignee that is not a “United Stated person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the assignment to such assignee and such assignee agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(d) The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the outstanding Letters of Credit and/or the Loans and/or the reimbursement obligations in respect of Letters of Credit); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money (other than a mandatory prepayment) is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, (A) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit reimbursement obligation or to reduce any fee payable hereunder and (B) waive the right to be paid interest at the Default Rate), and (iii) release any Guarantor from the Guaranty or the Pledge Agreement. Subject to subsection (d) of this Section 9.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 9.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(f) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) who is approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing; and provided further that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Subsidiary or Affiliate of the Borrower.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

9.08 Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08 or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 9.08, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09 Set-off.

In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE COUNTY OF SAN FRANCISCO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.16 Waiver of Jury Trial; Judicial Reference.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN

DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL, IF THE ABOVE WAIVER OF THE RIGHT TO A JURY TRIAL IS NOT ENFORCEABLE, THE PARTIES HERETO AGREE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLYING THE APPLICABLE LAW. THEREFORE, THE PARTIES HERETO THEN AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL MOTIONS, TRIAL MATTERS, AND POST-TRIAL MOTIONS (E.G., MOTIONS FOR RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE, OR OTHERWISE) BETWEEN THE LENDER AND THE BORROWER ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND THERETO, TO A JUDICIAL REFEREE WHO SHALL BE APPOINTED UNDER A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE LENDER AND THE BORROWER SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE LENDER AND THE BORROWER CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE BORROWER SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION. EACH PARTY AGREES THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE REFERENCE TO A JUDICIAL REFEREE AS PROVIDED ABOVE.

9.17 USA Patriot Act Notice.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

9.18 Reinstatement.

To the maximum extent not prohibited by applicable law, this Agreement and the other Loan Documents (and the indebtedness hereunder, to the extent restored, refunded or returned) will be reinstated (as though such payment(s) had not been made) if at any time any amount received by the Lender in respect of any Loan Document is rescinded or must otherwise be restored, refunded or returned by the Lender to the Borrower or any other Person (a) upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Person, or (b) upon or as a result of the appointment of any receiver, intervenor, conservator, trustee or similar official for the Borrower or any other Person or for any substantial part of the Property of the Borrower or any other Person, or (c) for any other reason.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MICROSEMI CORPORATION

By:	/s/ JOHN W. HOHENER
Name:	John W. Hohener
Title:	Vice President, Chief Financial Officer, Treasurer and Secretary

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ SUGEET MANCHANDA MADAN
Name:	Sugeet Manchanda Madan
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE 9.02

NOTICE ADDRESSES AND LENDING OFFICE

MICROSEMI CORPORATION

2381 Morse Avenue

Irvine, CA 92614

Attention:	John Hohener
Telephone:	(949) 221-7100
Facsimile:	(949) 756-2053
Electronic Mail: jhohener@microsemi.com

LENDER:

Lending Office for Loans, payments with

respect thereto and payments of fees:

BANK OF AMERICA, N.A.

2001 Clayton Rd. — Bldg. B.

Concord, CA 94520-2405

Mail Code: CA4-702-02-25

Attn:	Jesse C. Phalen
Telephone: (925) 675-8458
Facsimile: 888-969-9228
Electronic Mail: jesse.c.phalen@bankofamerica.com

Bank of America, N.A.
Account No. 3750836479
Ref: Microsemi
ABA# 026009593

Notices (other than Requests for Credit Extensions);

Credit Matters Contact:

BANK OF AMERICA, N.A.

315 Montgomery St. — 6th Floor

San Francisco, CA 94104

Mail Code: CA5-704-06-37

Attn:	Sugeet Manchanda Madan, Sr. Vice President
	Telephone:	(415) 913-2798
	Facsimile:	(415) 913-2358
Electronic mail: s_manchanda.madan@bankofamerica.com

1

Notices for Letter of Credit Issuances/Amendments:

BANK OF AMERICA, N.A.

Trade Finance Service Center

1000 W. Temple St.

Los Angeles, CA 90012-1514

Mail Code: CA9-705-07-05

Attn:	Bolivar G. Carrillo, Asst. V.P.
	Telephone:	(213) 481-7842
	Facsimile:	(213) 457-8841
Electronic mail: bolivar.carrillo@bankofamerica.com

2

EXHIBIT A

FORM OF LOAN NOTICE

Date:

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 5, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Microsemi Corporation, a Delaware corporation, and Bank of America, N.A.

The undersigned hereby requests (select one):

☐ A Loan                                                          ☐ A Conversion or Continuation of a Loan

1. On                                          (a Business Day).

2. In the amount of $             .

3. Comprised of                      .

[Type of Loan requested]

4. For a Eurodollar Rate Loan: with an Interest Period of      months.

The borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

The Consolidated Leverage Ratio, determined on a pro forma basis after giving effect to the Credit Extension requested hereby and calculated in accordance with Section 4.02(d) of the Agreement, is equal to or less than 2.00 to 1 (Maximum permitted: 2.00 to 1).

MICROSEMI CORPORATION

By:

Name:

Title:

1

EXHIBIT B

FORM OF NOTE

$50,000,000	October 5, 2009

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of Fifty Million Dollars ($50,000,000), or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Credit Agreement, dated as of October 5, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between the Borrower and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

MICROSEMI CORPORATION

By

Name

Title

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

3

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 5, 2009, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Microsemi Corporation, a Delaware corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Lender on the behalf of the Borrower, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the Fiscal Year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for Fiscal Period-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Period of the Borrower ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

1

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower and each other Loan Party contained:

(a) in the Agreement (including Article V thereof), the Guaranty and the Pledge Agreement are true and correct on and as of the date of hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including statements in connection with which this Compliance Certificate is delivered; and

(b) in any other Loan Document, or which are contained in any other document furnished at any time under or in connection therewith or with the Agreement, are true and correct in all material respects (provided that to the extent any such representation or warranty is already qualified as to “materiality” or words to similar effect, the materiality qualifier of this clause (b) shall be deemed not to apply) on and as of the date hereof, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case it is deemed to be made as of such earlier specified date.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. The total aggregate cash consideration (including all deferred debt or earn-out obligations) paid by the Borrower and/or any Subsidiary (whether in one or a series of transactions) for all acquisitions that are Permitted Acquisitions (a) during the Fiscal Period of the Borrower ended as of the above date is $        , and (b) [since the Closing Date][OR, if applicable,][since                         , 20    , which is the date of the most recent reset of the aggregate cash purchase consideration limitation, as approved by the Lender in writing pursuant to Section 7.02(g) of the Agreement,] is $        . (Maximum allowed: $35,000,000)

2

7. The amount of all Investments made in accordance with Section 7.02(f) of the Agreement by the Borrower, any Guarantor or any Pledged Subsidiary in a Subsidiary that is not a Guarantor or Pledged Subsidiary, inclusive of all Investments consisting of loans or advances made from the Borrower, any Guarantor or any Pledged Subsidiary to a Subsidiary that is not a Guarantor or Pledged Subsidiary which are outstanding as of the Closing Date, is $            , as of the above date. (Maximum allowed: $75,000,000)

[Use following paragraph 8 with delivery of Fiscal Year-end financial statements]

8. As of the date above, the following is a listing of each Material Domestic Subsidiary and each Material Foreign Subsidiary, together with the following information regarding such Person’s jurisdiction of formation, revenues and total assets:

Name of Material Subsidiary	Jurisdiction of Formation	Subsidiary’s revenues for four consecutive Fiscal Periods ending on above date	Consolidated revenues for four consecutive Fiscal Periods ending on above date (after intercompany eliminations)	Subsidiary’s total assets as of above date	Consolidated total assets as of above date (after intercompany eliminations)

		$	$	$	$

		$	$	$	$

		$	$	$	$

		$	$	$	$

		$	$	$	$

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,             .

MICROSEMI CORPORATION

By:

Name:

Title:

3

For the Period/Year ended                     (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I. Section 7.11 (a) – Maximum Consolidated Leverage Ratio.

A.	Consolidated EBITDA for four consecutive Fiscal Periods ending on above date (“Subject Period”):		$

	1.	Consolidated Net Income for Subject Period:	$

	2.	Consolidated Interest Charges for Subject Period:	$

	3.	Provision for income taxes for Subject Period:	$

	4.	Depreciation expenses for Subject Period:	$

	5.	Amortization expenses for Subject Period:	$

	6.	Non-cash stock-based compensation expense for Subject Period:	$

	7.	Nonrecurring cash expenses and charges, including any restructuring charges and any losses on related sales of personal and real property, not to exceed $5,000,000 in the aggregate incurred in connection with the closure of the Borrower’s Broomfield, Colorado facility, for Subject Period:	$

	8.	Nonrecurring cash expenses and charges, including any restructuring charges and any losses on related sales of personal and real property, incurred in connection with the closure of any other operational facilities for Subject Period (which charges and expenses added back do not exceed $25,000,000 in the aggregate for all such closures over the term of the Loan):	$

	9.	Non-cash acquired research and development efforts that are expensed at the time of, or immediately following, acquisition for Subject Period:	$

	10.	Nonrecurring expenses created by contingent consideration in connection with any business combination or acquisition to the extent required to be expensed under SFAS 141R for Subject Period, provided that the contingent consideration from any such business combination or acquisition does not exceed 25% of the “all-in” consideration (inclusive of such contingent consideration) of such acquisition for Subject Period:	$

4

	11.	Nonrecurring transaction costs incurred or paid in connection with an acquisition of any entity or business division or line charges to the extent required to be expensed under SFAS 141R for Subject Period:	$

	12.	Other expenses reducing such Consolidated Net Income which do not represent a cash item in Subject Period or any future period, for Subject Period:	$

	13.	Interest income for Subject Period:	$

	14.	Income tax benefits included in Consolidated Net Income for Subject Period:	$

	15.	Income created by or relating to contingent consideration in connection with any business combination or acquisition to the extent required under SFAS 141R for Subject Period:	$

	16.	Nonrecurring income created by or relating to transaction items included in Consolidated Net Income in connection with an acquisition of any entity or business division or line charges for Subject Period:	$

	17.	Non-cash items increasing Consolidated Net Income for Subject Period:	$

	18.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11 + 12 - 13 - 14 - 15 - 16 -17):	$

B.	Consolidated Funded Indebtedness at Statement Date (exclusive of Line I.C):		$

C.	Total Outstandings at Statement Date:		$

D.	Consolidated Leverage Ratio (Line I.B + Line I.C)÷Line I.A.18):			to 1

	Maximum permitted:			2.00 to 1

II. Section 7.11 (b) – Consolidated Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA Subject Period (Line I.A.18 above):	$

B.	Consolidated Capital Expenditures for Subject Period:	$

C.	Consolidated Interest Charges for Subject Period:	$

D.	Current portion of Consolidated Long Term Indebtedness (excluding the Existing UBS Indebtedness) as of Statement Date:	$

E.	Provision for income taxes for Subject Period:	$

F.	Cash dividends to equity holders of Borrower for Subject Period:	$

5

G.	Consolidated Fixed Charge Coverage Ratio (Line II.A. - Line II.B ( (Line II.C + Line II.D + Line II.E + Line II.F )):	to 1

	Minimum required:	3.00 to 1

III. Section 7.11(c) – Minimum Consolidated Liquidity Ratio.

A.	Total Unrestricted Cash and Cash Equivalents at Statement Date:	$

B.	Total Accounts Receivable at Statement Date:	$

C.	Total Current Liabilities at Statement Date:	$

D.	Consolidated Senior Funded Indebtedness at Statement Date:	$

E.	Liquidity (Line I.A + Line I.B ( (Line I.C + Line I.D)):		to 1

	Minimum required:		1.50 to 1

6

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA (in accordance with the definition set forth in the Agreement)

Consolidated EBITDA	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Twelve Months Ended [ ]
Consolidated Net Income for Subject Period

+Consolidated Interest Charges for Subject Period

+Provision for income taxes for Subject Period

+Depreciation expenses for Subject Period

+Amortization expenses for Subject Period

+Non-cash stock-based compensation expense for Subject Period

+Nonrecurring cash expenses and charges, including any restructuring charges and any losses on related sales of personal and real property, not to exceed $5,000,000 in the aggregate incurred in connection with the closure of the Borrower’s Broomfield, Colorado facility, for Subject Period

+Nonrecurring cash expenses and charges, including any restructuring charges and any losses on related sales of personal and real property, incurred in connection with the closure of any other operational facilities for Subject Period (which charges and expenses added back do not exceed $25,000,000 in the aggregate for all such closures over the term of the Loan)

1

Consolidated EBITDA	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Twelve Months Ended [ ]
+Non-cash acquired research and development efforts that are expensed at the time of, or immediately following, acquisition for Subject Period

+Nonrecurring expenses created by contingent consideration in connection with any business combination or acquisition to the extent required to be expensed under SFAS 141R for Subject Period, provided that the contingent consideration from any such business combination or acquisition does not exceed 25% of the “all-in” consideration (inclusive of such contingent consideration) of such acquisition for Subject Period

+Nonrecurring transaction costs incurred or paid in connection with an acquisition of any entity or business division or line charges to the extent required to be expensed under SFAS 141R for Subject Period

+Other expenses reducing such Consolidated Net Income which do not represent a cash item in Subject Period or any future period, for Subject Period

–Interest income for Subject Period

–Income tax benefits included in Consolidated Net Income for Subject Period

–Income created by or relating to contingent consideration in connection with any business combination or acquisition to the extent required under SFAS 141R for Subject Period

2

Consolidated EBITDA	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Fiscal Period Ended [ ]	Twelve Months Ended [ ]

–Nonrecurring income created by or relating to transaction items included in Consolidated Net Income in connection with an acquisition of any entity or business division or line charges for Subject Period

–Non-cash items increasing Consolidated Net Income for Subject Period

= Consolidated EBITDA

3

EXHIBIT D

FORM OF GUARANTY

(SUBSIDIARIES OF MICROSEMI CORPORATION)

THIS CONTINUING GUARANTY dated as of October 5, 2009 (as the same may from time to time hereafter be amended, modified, supplemented or restated, the “Guaranty”), is entered into and made by each of the entities that are signatory hereto (together with any other entity that may become a party hereto pursuant to Section 6.12 of the Credit Agreement (as defined below) by executing and delivering to the Lender (as defined below) an Assumption Agreement in the form attached to this Guaranty as Exhibit A, a “Guarantor” and collectively, the “Guarantors”) in favor of BANK OF AMERICA, N.A. and any other subsidiaries or affiliates of Bank of America Corporation and its successors and assigns (collectively, the “Lender”).

RECITALS

A. MICROSEMI CORPORATION, a Delaware corporation (the “Borrower”), and the Lender are concurrently herewith entering into a Credit Agreement dated as of the date hereof (as the same from time to time hereafter may be amended, modified, supplemented or restated, the “Credit Agreement”), pursuant to which the Lender has agreed to make certain extensions of credit to the Borrower on the terms, and subject to the conditions, set forth therein.

B. The Borrower is a member of an affiliated group of companies that includes each Guarantor.

C. The proceeds of the extensions of credit under the Credit Agreement will be available to be used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses.

D. The Lender is willing to make the extensions of credit pursuant to the credit Agreement to the Borrower on and after the date of the Closing Date, but only upon the condition, among others, that each Guarantor currently existing as of the date hereof shall have executed and delivered this Guaranty to the Lender and that each Subsidiary of the Borrower required under Section 6.12 the Credit Agreement to become a Guarantor shall execute and deliver to the Lender an Assumption Agreement to this Guaranty, thereby becoming a Guarantor hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, each Guarantor, jointly and severally with each other Guarantor, hereby represents, warrants, covenants and agrees as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. Rules of construction set forth in Article 1 of the Credit Agreement shall apply to this Guaranty to the same extent as they apply to the Credit Agreement.

2. Guaranty. Each Guarantor hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lender arising under the Credit Agreement, any Letter of Credit, the other Loan Documents and any instruments, agreements or other documents of any kind or nature now or hereafter executed in connection with the Credit Agreement, any Letter of Credit or the other Loan Documents or of the Borrower or any other Guarantor to the Lender or any of its Affiliates under or in respect of any Swap Contract or Secured Cash Management Agreement entered into with the Lender or any such Affiliate of the Lender (including, in each case, all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any such Guarantor or the Borrower under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Lender’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

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3. No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is organized and resident in the United States of America. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes (as defined in the Credit Agreement) unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Lender) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Lender, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4. Rights of the Lender. Each Guarantor consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors, including any other Guarantor, of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

5. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, including any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Lender to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Lender’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. Each Guarantor waives any rights and defenses that are or may become available to the Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code.

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6. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, including any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity, including any other Guarantor, is joined as a party.

7. Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated in their entirety. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or the Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 8 shall survive termination of this Guaranty.

9. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Lender or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Lender so requests, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

10. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors, severally and jointly, immediately upon demand by the Lender.

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11. Expenses. Each Guarantor agrees, severally and jointly, to pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Lender’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Lender in any proceeding any Debtor Relief Laws. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

12. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Lender and each Guarantor. No failure by the Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Lender and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of the Lender or any term or provision thereof.

13. Condition of the Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as each individual Guarantor requires, and that the Lender has no duty, and no Guarantor is relying on the Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).

14. Setoff. If and to the extent any payment is not made when due hereunder, the Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with the Lender.

15. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or

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require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

16. Indemnification and Survival. Without limitation on any other obligations of any Guarantor or remedies of the Lender under this Guaranty, each Guarantor shall, severally and jointly, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lender from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Lender in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

17. GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Lender (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Lender and its successors and assigns and the Lender may, without notice to any Guarantor and without affecting each Guarantor’s several and joint obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in San Francisco, California in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by the Lender in connection with such action or proceeding shall be binding on each Guarantor if sent to such Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by such Guarantor. Each Guarantor agrees that the Lender may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Lender’s possession concerning the Guarantors, this Guaranty and any security for this Guaranty. All notices and other communications to any Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to such Guarantor at its address set forth below or at such other address in the United States as may be specified by such Guarantor in a written notice delivered to the Lender at such office as the Lender may designate for such purpose from time to time in a written notice to such Guarantor.

18. WAIVER OF JURY TRIAL; JUDICIAL REFERENCE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR AND, BY ACCEPTING THIS GUARANTY, THE LENDER WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS

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GUARANTY, THE GUARANTEED OBLIGATION, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND THE LENDER TO ENTER INTO THE CREDIT AGREEMENT. EACH SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL, IF THE ABOVE WAIVER OF THE RIGHT TO A JURY TRIAL IS NOT ENFORCEABLE, EACH GUARANTOR AND, BY ACCEPTING THIS GUARANTY, THE LENDER AGREE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLYING THE APPLICABLE LAW. THEREFORE, EACH GUARANTOR, AND BY ACCEPTING THIS GUARANTY, THE LENDER, THEN AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL MOTIONS, TRIAL MATTERS, AND POST-TRIAL MOTIONS (E.G., MOTIONS FOR RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE, OR OTHERWISE) BETWEEN THE LENDER AND SUCH GUARANTOR ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES IN CONNECTION WITH THIS GUARANTY, THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND THERETO, TO A JUDICIAL REFEREE WHO SHALL BE APPOINTED UNDER A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS OR HER STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE LENDER AND THE AFFTECTED GUARANTOR(S) SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE LENDER AND SUCH GUARANTOR(S) CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE GUARANTORS SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION. EACH GUARANTOR AND, BY ACCEPTING THIS GUARANTY, THE LENDER AGREE THAT ANY GUARANTOR OR THE LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE REFERENCE TO A JUDICIAL REFEREE AS PROVIDED ABOVE.

19. FINAL AGREEMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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20. ADDITIONAL GUARANTORS. Each Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 6.12 of the Credit Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery to the Lender by such Subsidiary of an Assumption Agreement in the form of Exhibit A hereto.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has caused this Continuing Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first set forth above.

MICROSEMI CORP. – SCOTTSDALE,
an Arizona corporation

By:
Name:
Title:

MICROSEMI CORP. – MASSACHUSETTS, a Delaware corporation

By:
Name:
Title:

MICROSEMI CORP. – POWER MANAGEMENT GROUP HOLDING, a California corporation

By:
Name:
Title:

MICROSEMI CORP. – POWER MANAGEMENT GROUP, a California corporation

By:
Name:
Title:

[SIGNATURE PAGE TO CONTINUING GUARANTY]

Address for each Guarantor:

c/o Microsemi Corporation
2381 Morse Avenue
Irvine, California 92614

Attention: John Hohener
Telephone: (949) 221-7100
Facsimile: (949) 756-2053

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Exhibit A to Continuing Guaranty

ASSUMPTION AGREEMENT

(SUBSIDIARIES OF MICROSEMI CORPORATION)

THIS ASSUMPTION AGREEMENT (“Assumption Agreement”) dated as of [                    ], 200[  ], is entered into and made by [                            ] (the “Additional Guarantor”) in favor of BANK OF AMERICA, N.A. and any other subsidiaries or affiliates of Bank of America Corporation and its successors and assigns (collectively the “Lender”). All capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below).

RECITALS

A. MICROSEMI CORPORATION, a Delaware corporation (the “Borrower”), and Lender have entered into a Credit Agreement dated as of October 5, 2009 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which the Lender has agreed to make certain extensions of credit to the Borrower on the terms, and subject to the conditions, set forth therein.

B. The Borrower is a member of an affiliated group of companies that includes the Additional Guarantor.

C. The proceeds of the extensions of credit under the Credit Agreement are available to be used in part to enable the Borrower to make valuable transfers to the Additional Guarantor in connection with the operation of its business.

D. In connection with the Credit Agreement, certain of the Borrower’s Subsidiaries (other than the Additional Guarantor) have entered into that Continuing Guaranty dated as of October 5, 2009 (as amended, modified, supplemented or restated from time to time, the “Guaranty”) in favor of the Lender,

E. Section 6.12 of the Credit Agreement requires that the Additional Guarantor become a party to, and a Guarantor under, the Guaranty.

F. The Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to, and a Guarantor under, the Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Additional Guarantor hereby agrees as follows:

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1. Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 20 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 15 of the Guaranty is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) with respect to such Additional Guarantor as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, each of the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first set forth above.

[NAME OF ADDITIONAL GUARANTOR]

By:

Name:

Title:

Address:

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EXHIBIT E

FORM OF PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated as of October 5, 2009 (as the same may hereafter be amended, supplemented, modified or restated, this “Agreement”), is entered into and made by MICROSEMI CORPORATION, a Delaware corporation (the “Borrower”), and each of the other entities that are signatory hereto (the Borrower and each such other entity that is a signatory hereto, together with any other entity that may become a party hereto pursuant to Section 6.12 of the Credit Agreement (as defined below) by executing and delivering to the Lender (as defined below) a Joinder Agreement in the form of Annex I attached hereto, a “Pledgor” and collectively, the “Pledgors”) in favor of BANK OF AMERICA, N.A. (together with its successors and assigns, the “Lender”).

ARTICLE I

DEFINITIONS

1.1 Definitions. All capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement. In addition, the following terms shall have the following meanings:

“Proceeds” means all proceeds (including proceeds of proceeds) of any of the Pledged Collateral, including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, general intangibles, payment intangibles and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Pledged Collateral, or proceeds thereof (including any cash, Equity Interests, or other instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Pledged Entities and any security entitlements, as defined in Section 8102(a)(17) of the UCC, with respect thereto); (b) “proceeds,” as such term is defined in Section 9102(a)(64) of the UCC; (c) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Pledged Collateral, or proceeds thereof; and (d) payments (in any form whatsoever) made or due and payable to a Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral, or proceeds thereof.

1.2 UCC Definitions; Rules of Construction. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Agreement, including its preamble and recitals, with such meanings. Article I of the Credit Agreement, including those provisions relating to rules of contract construction and interpretation, are incorporated into and shall apply to this Agreement in the same way and manner as they apply to the Credit Agreement (provided that all references to “Agreement” shall refer to this Agreement and not the Credit Agreement).

ARTICLE II

PLEDGE

2.1 Pledge and Grant of Security Interest. As security for the full, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and any and all other debts, liabilities and reimbursement obligations, indemnity obligations and other obligations for monetary amounts (including reimbursement and indemnity obligations), fees, expenses, costs or other sums (including reasonable attorneys’ fees) chargeable to the Pledgors under or pursuant to any of the Loan Documents, including the Credit Agreement, any Note, the Guaranty and this Agreement (collectively, the “Secured Obligations”), each Pledgor hereby, jointly and severally, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Lender, and hereby grants to the Lender, a security interest in and to all of such Pledgor’s right, title and interest in, to and under each of the following, whether now existing or hereafter acquired (all of which being hereinafter collectively called the “Pledged Collateral”):

(a) all Equity Interests now or hereafter acquired or held by such Pledgor in the Pledged Entities;

(b) all of such Pledgor’s claims, rights, powers, privileges, authority, puts, calls, options, security interests, liens and remedies, if any, in respect of the foregoing;

(c) all of such Pledgor’s rights to exercise and enforce any and every right, power, remedy, authority, option and privilege of such Pledgor relating to any of the foregoing including, without limitation, any power to (i) terminate, cancel or modify any agreement, (ii) execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of any of the foregoing and the applicable Issuer thereof, (iii) exercise voting rights or make determinations, (iv) exercise any election (including, but not limited to, election of remedies), (v) exercise any “put”, right of first offer or first refusal, or other option, (vi) exercise any right of redemption or repurchase, (vii) give or receive any notice, consent, amendment, waiver or approval, (viii) demand, receive, enforce, collect or receipt for any of the foregoing, and (ix) file any claims and to take any action in connection with any of the foregoing;

(d) all certificates and instruments representing or evidencing any of the foregoing;

(e) all other rights, titles, interests, powers, privileges and preferences pertaining to any of the foregoing; and

(f) all Proceeds of any of the foregoing;

Each Pledgor hereby agrees to cause the Pledged Entities to promptly register the pledge of the Equity Interests covered in this Section 2.1 on their respective books and records, and otherwise register such pledge pursuant to Articles 8 and 9 of the UCC.

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2.2 Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral and shall:

(a) remain in full force and effect until the full, complete and final payment of the Secured Obligations and the termination of all commitments of the Lender under the Loan Documents to extend further credit;

(b) be binding upon each Pledgor and its respective successors, transferees and assigns; and

(c) inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender.

2.3 No Assumption. This Agreement is executed and delivered to the Lender for collateral security purposes only. Notwithstanding anything herein to the contrary:

(a) Each Pledgor shall remain liable under the contracts and agreements included in the Pledged Collateral to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed;

(b) the exercise by the Lender of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under any such contracts or agreements included in the Pledged Collateral; and

(c) the Lender shall not have any obligation or liability under any such contracts or agreements included in the Pledged Collateral by reason of this Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and the Lender shall not hereunder or otherwise (i) assume any obligation or liability under or in connection with any Charter Document or the certificates representing the Pledged Equity to any Person, and any such assumption is hereby expressly disclaimed, or (ii) be deemed to have or be vested with the duties, responsibilities or powers of the management of any of the Pledged Entities.

2.4 Distributions Under Charter Documents. Subject to, and except as prohibited by, the Credit Agreement, the Pledgors shall be entitled to receive any and all distributions on account of its equity interests in the Pledged Entities and all other rights to payment from such Pledged Entities, including, without limitation, those rights set forth in Section 2.1 above, to the extent entitled thereto under the Charter Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Each Pledgor hereby represents and warrants to the Lender, as at the date of each pledge and delivery hereunder by such Pledgor to the Lender of any Pledged Collateral, as set forth in the following Sections 3.1(a) through 3.1(p), inclusive:

(a) Organization. Such Pledgor is duly formed and validly existing under the laws of the state of its organization and has all requisite organizational power and authority to enter into and perform its obligations under this Agreement.

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(b) Capacity; Due Authorization; Non-Contravention. The execution, delivery and performance by such Pledgor of this Agreement and each other Loan Document executed or to be executed by it have been duly authorized by all necessary action, and do not contravene its organizational documents; and in each case do not:

(i) contravene any material contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Pledgor; or

(ii) result in, or require the creation or imposition of, any Lien on any of such Pledgor’s properties or assets except as contemplated hereby.

(c) Binding Obligations. This Agreement constitutes, and each other Loan Document executed by such Pledgor will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Pledgor, enforceable against such Pledgor in accordance with their respective terms, except as enforcement hereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d) Filing. No presently effective UCC financing statement covering any of the Pledged Collateral is on file in any public office, except for UCC financing statements in favor of the Lender and any financing statement filed in error will be promptly terminated.

(e) Ownership; No Liens. Such Pledgor is the legal and beneficial owner of, and has all rights and good title to (and has full right and authority to pledge and assign) all Pledged Collateral pledged by such Pledgor hereunder, free and clear of all adverse claims or other Liens, except the Lien granted herein to the Lender.

(f) Charter Documents. Such Pledgor has furnished to the Lender a true and correct copy of the Charter Documents and all amendments thereto, which Charter Documents constitute the valid, binding and enforceable obligation of all parties thereto, set forth the entire agreement of the parties thereto with respect to the subject matter thereof, have not been further amended or modified (except as permitted under Section 4.7 below) and remain in full force and effect.

(g) Equity Interests. The true and accurate character of such Pledgor’s interest in each Pledged Entity and such Pledgor’s percentage interest in each Pledged Entity’s profits are as set forth in Exhibits A and B attached hereto.

(h) Certificate. No interest of such Pledgor in any Pledged Entity that is to be pledged hereunder as described on Exhibits A and B attached hereto is represented by a certificate of interest or similar instrument, except, if any, such certificates or instruments (together with all necessary instruments of transfer or assignment, duly executed in blank) as have been delivered to the Lender or the Lender’s designated bailee and are held in its possession.

(i) Performance of Obligations. Such Pledgor has performed all of its material obligations to date under each Charter Document to which it is a party.

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(j) Compliance with Securities Laws. The offering and sale of all equity interests in the Pledged Entities have been conducted, in all material respects, in compliance with all applicable state, federal and foreign securities laws and regulations, as applicable.

(k) Information. All information with respect to the Pledged Collateral set forth in any schedule, certificate or other writing at any time furnished by such Pledgor to the Lender is and shall be true and correct in all material respects as of the date furnished.

(l) Records. The address of the location of the records of such Pledgor concerning the Pledged Collateral and the address of Pledgor’s principal place of business and chief executive office are set forth in Schedule I attached hereto.

(m) Authorization; Approval. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority, or any other Person is required either:

(i) for the pledge by such Pledgor of any Pledged Collateral pursuant to this Agreement or for the execution, delivery, and performance of this Agreement by such Pledgor; or

(ii) for the exercise by the Lender of (a) the voting or other rights provided for in this Agreement, or (b) the remedies in respect of the Pledged Collateral pursuant to this Agreement, except, in the case of this clause (ii)(b), as may be required in connection with a disposition of such Pledged Collateral by laws affecting the offering and sale of securities generally, or as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulations issued relating thereto.

(n) Litigation. To such Pledgor’s knowledge, there is no claim, investigation, action, suit or proceeding affecting either of such Pledgor or any Pledged Entity pending or overtly threatened by or before any court, arbitrator or Governmental Authority which could with reasonable likelihood have a material adverse effect on the ability of such Pledgor to perform its obligations under this Agreement.

(o) Continuation of Representations and Warranties. Such Pledgor covenants, warrants and represents to the Lender that all representations and warranties contained in this Agreement shall be true and accurate in all material respects at the time of Pledgor’s execution of this Agreement and, shall continue to be true and accurate in all material respects until the Secured Obligations have been finally paid in full in cash and performed and all commitments of the Lender under the Loan Documents to extend further credit have been terminated.

ARTICLE IV

COVENANTS

4.1 Protect Pledged Collateral; Further Assurances. Each Pledgor covenants and agrees not to sell, assign, transfer, pledge or otherwise encumber the Pledged Collateral in any manner (except for the pledge granted herein to the Lender), except to the extent permitted by the Credit Agreement. Each Pledgor warrants and agrees to defend the right and title granted by

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this Agreement to the Lender in and to the Pledged Collateral (and all right, title and interest represented by the Pledged Collateral) against the claims and demands of all Persons whomsoever. Each Pledgor agrees that, at any time, and from time to time, at the expense of such Pledgor, such Pledgor shall promptly execute and deliver all further instruments, and take all further action that may be necessary or desirable, or that the Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Collateral as set forth in Article V below.

4.2 Voting Rights. If an Event of Default shall have occurred and be continuing and the Lender shall have notified in writing any Pledgor of the Lender’s intention to exercise its voting power under this Section 4.2, such notified Pledgor agrees:

(a) that the Lender may exercise (to the exclusion of such Pledgor) the voting power to the extent, if any, provided in the Charter Documents, and all other incidental rights of ownership with respect to the Pledged Collateral and such Pledgor hereby grants the Lender, from the date hereof until the final repayment in full in cash of the Secured Obligations and termination of all commitments of the Lender under the Loan Documents to extend further credit, an irrevocable proxy, coupled with an interest exercisable under such circumstances, to vote such Pledged Collateral; and

(b) to deliver promptly to the Lender such additional proxies and other documents as may be necessary to allow the Lender to exercise such voting power.

4.3 Filings; Recordings. Each Pledgor authorizes the Lender to file such financing statements (and any amendment thereto) and execute and deliver or cause to be filed or registered other documents (and pay the cost of filing or recording the same in all public offices deemed necessary or appropriate by the Lender), and do such other acts and things, all as the Lender may from time to time reasonably request to establish and maintain a valid, perfected pledge of, and security interest in, the Pledged Collateral in favor of the Lender.

4.4 Maintenance of Records. Subject to the provisions of Section 4.5 below, each Pledgor shall keep at its address indicated on Schedule I attached hereto all its records concerning the Pledged Collateral.

4.5 Notice of Change of Address; Change of Jurisdiction of Registration. Each Pledgor shall furnish to the Lender prior written notice of any change in the address of such Pledgor’s principal place of business or chief executive office (as described on Schedule I attached hereto) or in the name of such Pledgor. No Pledgor shall change its state of formation without the prior written consent of the Lender, such consent not to be unreasonably withheld.

4.6 Information. Each Pledgor shall furnish to the Lender such information concerning the Pledged Collateral as the Lender may from time to time reasonably request, and will permit the Lender and its designees, from time to time during normal business hours, to inspect, audit and make copies of and extracts from all records and all other papers in the possession of such Pledgor which pertain to the Pledged Collateral, and shall upon the request of the Lender, deliver to the Lender copies of all of such records and papers.

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4.7 No Amendment of Operating Agreements; Article 8 of the UCC. No Pledgor shall enter into any amendment or supplement to, or modification or waiver of, any term or provision of the organizational documents of any Pledged Entity, including any Charter Document, that is in any manner adverse to the Lender, without the prior written approval of the Lender, or except as otherwise expressly permitted by the Credit Agreement. If any Pledged Entity is organized as a limited liability company or a partnership, then the Pledgors shall cause such Pledged Entity at all times to provide in its operating agreement or partnership agreement, as the case may be, that all equity interests in such Pledged Entity are “financial assets” for purposes of, and as defined in, Article 8 of the UCC, and are not securities governed by Article 8 of the UCC, or otherwise “opt out” of Article 8 of the UCC.

4.8 Notice of Dissolution. Each Pledgor shall promptly notify the Lender in writing upon learning of the occurrence of any event which might or would cause termination and/or dissolution of any of the Pledged Entities.

ARTICLE V

THE LENDER

5.1 The Lender Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Lender to be such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Lender’s discretion after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a) after the occurrence and during the continuance of an Event of Default, to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a), above; and

(c) to file any claims or take any action or institute any proceedings which the Lender may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Lender with respect to any of the Pledged Collateral.

5.2 Lender May Perform. If any Pledgor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement for the benefit of the Lender and not for such Pledgor and the reasonable expenses of the Lender incurred in connection therewith shall be payable by the Pledgors pursuant to Section 6.5 below.

5.3 Lender Has No Duty. The powers conferred on the Lender hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. The Lender shall have no duty as to any Pledged Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Lender has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. Without limiting the generality

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of the preceding sentence, the Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Pledged Collateral if it takes such action for that purpose as Pledgor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default. Failure of the Lender to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

DEFAULTS AND REMEDIES

6.1 Events of Default. It shall be an “Event of Default” hereunder if any Event of Default (as defined in the Credit Agreement) shall occur.

6.2 Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Lender may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral) and/or any other applicable law, and also may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) The Lender may:

(i) transfer all or any part of the Pledged Collateral into the name of the Lender or its nominee, with or without disclosing that such Pledged Collateral is subject to the Lien hereunder;

(ii) notify the parties obligated on any of the Pledged Collateral to make payment to the Lender of any amount due or to become due thereunder;

(iii) enforce collection of any of the Pledged Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) endorse any checks, drafts, or other writings in any Pledgor’s name to allow collection of the Pledged Collateral;

(v) take control of any Proceeds of the Pledged Collateral; and

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(vi) execute (in the name, place and stead of Pledgor) endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral.

(c) If, at any time when the Lender shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended the “Act”), the Lender may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Lender may deem necessary or advisable, but subject to the other requirements of this Section 6.2(c), and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Lender may, in its sole discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Collateral or part thereof. In addition to a private sale as provided above in this Section 6.2(c), if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then the Lender shall not be required to effect such registration or cause the same to be effected but may, in its sole discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as the Lender may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the applicable federal, state or foreign bankruptcy, insolvency, receivership or similar law and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(d) Each Pledgor agrees that a breach of any covenants contained in this Article VI with the effect of denying the Lender the realization of the practical benefits to be provided by this Agreement will cause irreparable injury to the Lender, that in such event the Lender would have no adequate remedy at law in respect of such breach and, as a consequence, agrees that in such event each and every covenant contained in this Article VI shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable.

6.3 Compliance with Restrictions. Each Pledgor agrees that in any sale of any of the Pledged Collateral, whether at a foreclosure sale or otherwise, the Lender is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or

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resale of such Pledged Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Lender nor the Lender be liable nor accountable to Pledgor for any discount allowed by the reason of the fact that such Pledged Collateral is sold in compliance with any such limitation or restriction.

6.4 Application of Proceeds. All cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon, all or any part of the Pledged Collateral shall be applied, first, to the payment of all reasonable costs and expenses of holding and selling the Pledged Collateral, including reasonable attorneys’ fees, fees of any accountants and court costs; second, to the full and complete payment of all of the Secured Obligations other than the unpaid principal balance of the Obligations; and third, to the full and complete payment of the unpaid principal balance of the Loans. Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of all of the Secured Obligations, and the termination of all commitments of the Lender to extend credit under the Loan Documents, shall be paid over to the Pledgors or as required by law.

6.5 Indemnity and Expenses. The Pledgors hereby, severally and jointly, indemnify and hold harmless the Lender from and against any and all claims, losses, and liabilities arising out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses, or liabilities resulting solely from the gross negligence or willful misconduct of the Lender. Upon demand, the Pledgors shall pay to the Lender the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents (including attorneys’ fees, whether related to a suit or action or any reviews of or appeals from a judgment or decree therein or in connection with non-judicial action) which the Lender may incur in connection with (a) the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (b) the exercise or enforcement of any of the rights of the Lender hereunder, or (c) the failure by any Pledgor to perform or observe any of the provisions hereof.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

7.2 The Pledged Collateral. Each Pledgor acknowledges that it has, independently of and without reliance on the Lender, made its own credit analysis of each of the Pledgors and each of the Pledged Entities, and performed its own legal review of this Agreement and the other Loan Documents and is not relying on the Lender with respect to any of the aforesaid items. Each Pledgor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect such Pledgor’s risks hereunder. The Lender makes no representation of its interest in, or the priority or perfection of the Lender’s security interest in and to, any of the Pledged Collateral.

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7.3 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective if at any time payment of the Secured Obligations, or any part thereof, is, pursuant to applicable law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is avoided, rescinded, reduced, restored, or returned, the Secured Obligations, shall be reinstated and deemed reduced only by such amount paid and not so avoided, rescinded, reduced, restored, or returned.

7.4 Amendments; Waivers. No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Pledgor from any provision in this Agreement shall in any event be effective unless the same shall be in writing and signed by the Lender, and, in the case of any such amendment or modification, by the Pledgors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

7.5 Protection of Pledged Collateral. The Lender may from time to time, at its option, perform any act which any Pledgor agrees hereunder to perform and which such Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default) and the Lender may from time to time take any other action which the Lender reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein, all such actions being for the express benefit of the Lender and not any of the Pledgors.

7.6 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature on this Agreement or at such other address or addresses or facsimile number(s) as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

7.7 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized, at any time, and from time to time, without notice to any Pledgor (any such notice being expressly waived by each Pledgor), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any of its affiliates to or for the credit of the account of the Pledgors against the Secured Obligations of the Pledgors to the Lender now or hereafter existing irrespective of whether or not the Lender shall have made any demand under this Agreement, the Credit Agreement or any of the other Loan Documents, and although such obligations may be unmatured. The rights of the Lender under this Section 7.7 are in addition to all other rights and remedies (including other rights of set-off) which the Lender may have. Each Pledgor grants to the Lender a security interest in any and all such deposit accounts as security for satisfaction of the foregoing obligations.

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7.8 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

7.9 Severability; Headings. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

7.11 Governing Law; Entire Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

7.12 JURY TRIAL WAIVER; JUDICIAL REFERENCE.

[Remainder of this page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

By:

Name:

Title:

By:

Name:

Title:

Address for notices for each Pledgor:

c/o Microsemi Corporation
2381 Morse Avenue
Irvine, California 92614

Attention: John Hohener
Telephone: (949) 221-7100
Facsimile: (949) 756-2053

By:

Name:

Title:

LOCATIONS

I.	Address of the Location of each Pledgor’s Records Concerning the Pledged Collateral:

PLEDGOR	ADDRESS
Microsemi Corporation	2381 Morse Avenue Irvine, California 92614

Microsemi Corp. - Power Management Group Holding	2381 Morse Avenue Irvine, California 92614

[Schedule I to Pledge Agreement]

II.	Address of each Pledgor’s Location (meaning its place of business, if it has one, or its chief executive office if it has more than one place of business, in each case if different from the address set forth above in Part I of this Schedule I):

As above.

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EXHIBIT A TO PLEDGE AGREEMENT

PLEDGED EQUITY

OF

PLEDGED DOMESTIC ENTITIES

PLEDGOR	PLEDGED DOMESTIC ENTITY	CLASS	CERTIFICATE NUMBER	NUMBER OF SHARES, UNITS, INTERESTS	PERCENTAGE OWNERSHIP
Borrower	MSC Scottsdale	Common	2	25,000 shares	100%
Borrower	MSC Massachusetts	Common	1	1,000 shares	100%
Borrower	MSC Power Holding	Common	MS-1	3,000 shares	100%
MSC - Power Holding	MSC Power	Common	MS-1	1,000 shares	100%

[Exhibit A to Pledge Agreement]

EXHIBIT B TO PLEDGE AGREEMENT

PLEDGED EQUITY

OF

PLEDGED FOREIGN ENTITIES

PLEDGOR	PLEDGED FOREIGN ENTITY	CLASS	CERTIFICATE NUMBER	NUMBER OF SHARES, UNITS, INTERESTS	PERCENTAGE OWNERSHIP
Borrower	MSC International	Common	2	66 shares	66	% (voting)

[Exhibit A to Pledge Agreement]

ANNEX I TO PLEDGE AGREEMENT

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT dated as of             , 20     (this “Joinder Agreement”) is executed and delivered by                             , a                              (the “New Pledgor”) in favor of BANK OF AMERICA, N.A. (together with its successors and assigns, the “Lender”).

RECITALS

C. The Borrower owns, directly or indirectly, all of the issued and outstanding Equity Interests in each of the Guarantors, each of whom obtains substantial direct and indirect benefits from the extensions of credit made by the Lender under the Credit Agreement and the other Loan Documents.

D. In order to secure the obligations owing by the Borrower and the Guarantors under the Credit Agreement and the other Loan Documents, the Borrower and the Guarantors party to the Guaranty (Borrower and each such Guarantor being referred to therein and herein as an “Pledgor” and, collectively, as the “Pledgors”) have executed and delivered that Pledge Agreement dated as of October 5, 2009 (as the same may from time to time be amended, modified, supplemented or restated from time to time, the “Pledge Agreement”) in favor of the Lender.

F. It is a condition precedent to the continued extension and maintenance by the Lender under the Loan Documents of such financial accommodations that the New Pledgor execute this Joinder Agreement to become a party to, and an additional Pledgor under, the Pledge Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Pledgor, the New Pledgor hereby agrees as follows:

Section 1. Accession to Pledge Agreement; Grant of Security Interest. The New Pledgor hereby agrees to join and be bound by the Pledge Agreement, jointly and severally with the other Pledgors, as a new “Pledgor” thereunder and assumes all obligations of a “Pledgor” thereunder, all as if the New Pledgor had been an original signatory to the Pledge Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby:

(a) mortgages, pledges and hypothecates to the Lender, and grants to the Lender, a security interest in and lien on all of such Grantor’s right, title and interest in, to and under the Pledged Collateral of such Pledgor, all as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations;

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(b) makes to the Lender as of the date hereof each of the representations and warranties contained in Article III of the Pledge Agreement and agrees to be bound by each of the covenants contained in the Security Agreement, including without limitation, those contained in Article IV thereof; and

(c) consents and agrees to each other provision set forth in the Pledge Agreement.

Section 2. Supplement to Schedule I and Exhibit A of the Pledge Agreement . The information set forth in Annex 1 attached hereto is hereby added to the information set forth in Schedules I and Exhibit A of the Pledge Agreement.

SECTION 3. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 4. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Pledge Agreement.

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IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officers as of the date first written above.

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